SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
________________

Date of Report (Date of earliest event reported):
December 26, 2001

Alpharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8593	22-2095212
(State or other jurisdiction of incorporation)	(Commission File Number No.)	(IRS Employer Identification)

One Executive Drive, Fort Lee, New Jersey 07024
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code
(201) 947-7774

Not Applicable
______________________________________________
(Former name or former address, if changed since
last report)

Item 5. Other Events and Regulation FD Disclosure.

On December 26 and 28, 2001, Alpharma Inc. exchanged an aggregate of 1,483,761 shares of the Company's Class A Common Stock for $34,134,000 of its 5 3/4% Convertible Subordinated Notes. These transactions, taken together, resulted in a reduction of long-term debt by $34,134,000 and resulted in a non-cash charge to fourth quarter income of approximately $7,360,000 or $.17 per share.

These two exchange transactions, along with the December 2001 prepayment of $65 million of senior term debt, will reduce long-term debt of the Company by approximately $100 million and are a part of a series of initiatives to reduce working capital and increase cash flow. The initiatives include the previous public announcement of the elimination of certain extended terms in the Company's Animal Pharmaceutical business and an aggressive focus on operating expense reduction and cash management.

These actions are consistent with the Company's publicly announced intention to de-leverage its balance sheet following its recent acquisition of F.H. Faulding's oral solid dose generic pharmaceutical businesses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC.
By: /s/Jeffrey E. Smith
Jeffrey E. Smith Vice President and Chief Financial Officer

Date: January 9, 2002